Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 19 November 2014, except for the change in accounting policy for rent and depreciation expenses for Premium Schools, as described in Note 1, as to which the date is 29 May 2015 relating to the financial statements, which appear in Nord Anglia Education, Inc.’s Current Report on Form 6-K dated 29 May 2015.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Hong Kong

29 May 2015